Exhibit 6.6

LEASE AMENDMENT AGREEMENT

This LEASE AMENDMENT AGREEMENT (the “Agreement”) is made and entered into this 5th day of March, 2020 (the “Effective Date”), by and between ONEFIRE HOLDING COMPANY, LLC, an independent business enterprise of the MUSCOGEE (CREEK) NATION (“Landlord”), and GOLFSUITES TULSA, LLC, an Oklahoma limited liability company (“Tenant”), the foregoing sometimes being individually referred to herein as a “Party” or collectively as the “Parties”.

R E C I T A L S:

A.          Tenant and Landlord heretofore executed that certain Lease Agreement dated September 13, 2019 (the “Lease”), pursuant to which Tenant leased certain therein described building and golf driving range space located at 600 Riverwalk Terrace in the City of Jenks, County of Tulsa, State of Oklahoma (the “Premises”).

B.           In connection with the resolution of certain liens and obligations regarding the furniture, fixtures and equipment ("FF&E") on the Premises that preceded the execution of Lease, the Parties have agreed as part of the resolution of those obligations to an additional rent deferment for a period of three (3) months.

C.           Landlord and Tenant desire to enter into this Agreement to extend the Term and to further amend and modify the Lease in accordance with the terms, conditions and provisions set forth hereinbelow.

NOW, THEREFORE, for and in consideration of mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, it is agreed as follows:

1.           Integration of Recitals. The foregoing recitals are accurate, true and correct and are incorporated herein.

2.           Defined Terms. Capitalized or defined terms contained in the Lease shall be assigned the same meaning and import when used herein, unless otherwise specifically noted.

3.           Rent Deferment. Landlord and Tenant hereby amend the Lease to provide for the deferment of Base Rent and Additional Rent for the period from January 1, 2020, through March 31, 2020 ("Deferment Period"). Percentage Rent shall be otherwise due and payable as provided in the Lease beginning March 1, 2020, but shall be calculated as if Tenant had paid all Base Rent and Additional Rent when due during the Deferment Period. Notwithstanding any other provision of the Lease or this Amendment, Tenant shall fully comply with all reporting obligations under Section 4.08 of the Lease.

[Remainder of Page Intentionally Left Blank – Section 4 Commences on the Next Page]

4.           Modification of the Rent Schedule. Landlord and Tenant hereby amend and replace the Base Rent Payments for the years 2020 through 2024 in Section 4.02 as follows:

	2020	2021	2022	2023	2024
Jan		$30,000	$30,000	$30,000	$30,000
Feb		$30,000	$30,000	$30,000	$30,000
Mar		$30,000	$30,000	$30,000	$30,000
Apr	$30,000	$35,000	$35,000	$35,000	$30,000
May	$30,000	$35,000	$35,000	$35,000	$30,000
June	$35,000	$35,000	$35,000	$35,000	$30,000
July	$35,000	$35,000	$35,000	$35,000	$30,000
Aug	$35,000	$35,000	$35,000	$30,000	$30,000
Sept	$35,000	$35,000	$35,000	$30,000	$30,000
Oct	$35,000	$35,000	$35,000	$30,000	$30,000
Nov	$30,000	$30,000	$30,000	$30,000	$30,000
Dec	$30,000	$30,000	$30,000	$30,000	$30,000
Total	$295,000	$395,000	$395,000	$380,000	$360,000

For the avoidance of doubt, the 23 bold payments (with the $5,000 increase in rent) provide for an extra $95,000 of Base Rent and $20,000 of Additional Rent recapture to offset the January through March of 2020 Base Rent and Additional Rent deferment. Also for the avoidance of doubt, the remainder of the Base Rent schedule remains the same, and is not modified by this Agreement.

5.           Representations and Warranties. Each Party hereto represents and warrants to the other that: (i) the execution and delivery of this Agreement has been duly authorized by all necessary individual, corporate, or limited liability company action; and (ii) the person(s) executing this Agreement on their behalf has the requisite power and authority to do so and to bind the Party on whose behalf such person(s) has signed below.

6.           Ratification of Lease. Landlord and Tenant hereby ratify and confirm all terms, conditions and provisions of the Lease and agree that, except to the extent specifically amended and modified herein, the Lease is and shall remain in full force and effect, enforceable in accordance with the terms, conditions, covenants and provisions set forth therein.

7.           Successors or Assigns. This Agreement shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and assigns. The foregoing notwithstanding, Tenant shall not have the right to assign the Lease and/or this Agreement, except in the manner set forth and provided for in the Lease.

8.           Conflicting Terms. In the event of a conflict or ambiguity between the terms and conditions of the Lease and this Agreement, the provisions of this Agreement shall control.

9.           Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, and together shall constitute one and the same instrument. Signature pages may be detached from one counterpart and attached to another counterpart to physically form one document. Facsimile copies or other electronic scans and reproductions of this Agreement and the signatures of the Parties hereon shall have the same force and effect as if the same were an original.

10.         Severability. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

11.         Entire Agreement. This Agreement, together with the Lease, contains the complete and entire understanding and agreement of the Parties hereto with respect to any matter covered or mentioned in this Agreement and/or the Lease, and no prior agreement, understanding or representation, whether oral or written, pertaining to any such matter shall be effective for any purpose.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the Effective Date first set forth above.

LANDLORD:		TENANT:

Onefire Holding Company, LLC, an independent business enterprise of the Muscogee (Creek) Nation, for and as agent on behalf of the Muscogee (Creek) Nation		GolfSuites Tulsa, LLC, an Oklahoma limited liability company
/s/ Gerald D. Ellenburg
Gerald D. Ellenburg, Manager
/s/ Robert Everman
Name:	Robert Everman
Title:	Interim CEO	/s/ Nicholas V. Flanagan
Nicholas V. Flanagan, Manager